Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Merger Agreement”), dated as of March 19, 2018, is by and between FIFTH CREEK ENERGY OPERATING COMPANY, LLC, a Delaware limited liability company (“FCEOC”), and Bill Barrett Corporation, a Delaware corporation (“BBG”). FCEOC and BBG are sometimes referred to herein collectively as the “Constituent Entities”.

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of December 4, 2017 (the “Rio Grande Merger Agreement”), by and among BBG, HighPoint Resources Corporation (f/k/a Red Rider Holdco, Inc.), a Delaware corporation (“New Parent”), Rio Merger Sub, LLC, a Delaware limited liability company, Rider Merger Sub, Inc., a Delaware corporation, FCEOC, and, for limited purposes set forth in the Rio Grande Merger Agreement, Fifth Creek Energy Company, LLC, a Delaware limited liability company, and NGP Natural Resources XI, L.P., a Delaware limited partnership, each BBG and FCEOC became a direct wholly owned subsidiary of New Parent;

WHEREAS, the Board of Directors of BBG (the “BBG Board”) deems it advisable and in the best interests of BBG and its sole stockholder to have FCEOC merge with and into BBG on the terms and subject to the conditions hereinafter set forth;

WHEREAS, the sole member of FCEOC deems it advisable and in the best interests of FCEOC and its sole member to have FCEOC merge with and into BBG on the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the sole stockholder of BBG and the sole member of FCEOC have each approved this merger Agreement, by execution of written consents in accordance with the Delaware Limited Liability Company Act (the “DLLC Act”) and the Delaware General Corporation Law (the “DGCL”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements, the parties do hereby agree as follows:

1. Merger

FCEOC will merge with and into BBG in accordance with Section 264 of the DGCL and Section 18-209 of the DLLC Act (the “Merger”). The separate limited liability company existence of FCEOC shall cease when it is merged into BBG. The existence of BBG shall remain unimpaired as a surviving corporation following the Merger (“Surviving Corporation.”)

2. Name of Surviving Corporation

The name of Surviving Corporation shall be “Bill Barrett Corporation”.

3. Principal Office of Surviving Corporation

The principal office of Surviving Corporation shall be the current principal office of BBG, located at 1099 18th Street, Suite 2300, Denver, Colorado 80202.

4. Effective Time

The Merger shall become effective at such time at which the certificate of merger is filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”) or at such subsequent time as FCEOC and BBG shall agree and as shall be specified in the Certificate of Merger (the “Effective Time”).

5. Effect of Merger

The Merger will in all respects have the effects provided for in the DGCL and the DLLC Act.

6. Conversion of Capital Stock

At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

1)	each of the outstanding membership interests of FCEOC and all rights in respect thereof immediately prior to the Effective Time shall be automatically canceled without consideration therefor; and

2)	the shares of common stock of BBG outstanding immediately prior to the Effective Time shall not be affected, altered or modified in any respect by reason of the Merger, and shall remain, as it was immediately prior to the Effective Time, issued and outstanding and unchanged as shares of common stock in the Surviving Company.

7. Certificate of Incorporation and Bylaws of Surviving Corporation

The Certificate of Incorporation and Bylaws of BBG in effect immediately prior to the Effective Time shall not be amended in any respect by reason of the Merger, and the Certificate of Incorporation and Bylaws of BBG shall be the Certificate of Incorporation and Bylaws of BBG, as the Surviving Company, unless and until amended in accordance with its terms and applicable law.

8. Officers

The officers of BBG immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, and each shall hold the same offices, with the same rights and duties attendant thereto, as existed prior to the Effective Time at BBG. Such officers shall hold office from the Effective Time until their respective death, resignation, or removal or until their respective successor is duly elected and qualified in the manner provided in the Articles of Incorporation or Bylaws of the Surviving Corporation, or as otherwise provided by applicable law.

9. Counterparts

For the convenience of the parties and to facilitate the filing and recording of this Merger Agreement, it may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

10. Entire Agreement

This Merger Agreement embodies all of the agreements and understandings in relation to the subject matter of this Merger Agreement, and no covenants, understandings, or agreements in relation to this Merger Agreement exist between the parties, except as expressly set forth in this Merger Agreement.

11. Severability

In the event that any provision of this Merger Agreement (or the application thereof) becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Merger Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as to reasonably effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Merger Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

12. Governing Law

This Merger Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, irrespective of the applicable choice of laws principles.

[Signature Page Follows]

IN WITNESS WHEREOF, the Constituent Entities have caused their respective names to be signed hereto by their duly authorized agents as of the day and year first above written.

FIFTH CREEK ENERGY OPERATING COMPANY, LLC

/s/ R. Scot Woodall
Name: R. Scot Woodall
Title: Member

BILL BARRETT CORPORATION

/s/ R. Scot Woodall
Name: R. Scot Woodall
Title: Chief Executive Officer and President

[Signature Page to Agreement and Plan of Merger]